Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Pre-Effective Amendment No. 5 to Registration Statement No. 333-143368 on Form N-2 of Dividend Capital Global Real Estate Fund of Funds, L.P of our report dated February 29, 2008 relating to our audit of the financial statements, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Counsel and Independent Registered Public Accounting Firm”, and “Independent Registered Public Accounting Firm and Tax Accounting Firm” in such Prospectus.

McGladrey & Pullen, LLP

Denver, Colorado

March 28, 2008